Exhibit 1.2

ARTICLES OF ASSOCIATION OF

REPSOL YPF, S.A.

(TRANSLATION OF THE ORIGINAL IN SPANISH. IN CASE OF ANY

DISCREPANCY, THE SPANISH VERSION PREVAILS)

TABLE OF CONTENTS

PART I

Denomination, Purpose, Registered Office and

Duration of the Company

Article 1.- Denomination	Page 6
Article 2.- Business purpose	Page 6
Article 3.- Registered office	Page 7
Article 4.- Duration	Page 7

PART II

Capital Stock and Shares

Article 5.- Capital	Page 8
Article 6.- Shares	Page 8
Article 7.- Shareholders’ rights	Page 9
Article 8.- Non-voting shares	Page 9
Article 9.- Capital calls and default by the Shareholder	Page 10
Article 10.- Documentation of shares	Page 11
Article 11.- Joint ownership and real property rights on shares	Page 11
Article 12.- Modification of the capital	Page 11
Article 12 Bis.- Preferential subscription right	Page 12

PART III

Debentures

Article 13.- Debentures	Page 13

PART IV

Corporate Bodies

Article 14.-	Page 14

CHAPTER I—Concerning the General Meeting of Shareholders

Article 15.- The General Meeting of Shareholders	Page 14
Article 16.- Types of General Meeting	Page 15
Article 17.- Ordinary General Meeting	Page 15
Article 18.- Extraordinary General Meeting	Page 15
Article 19.- Call of the General Meeting	Page 15
Article 20.- Power and obligation to call	Page 16
Article 21.- Constitution of the General Meeting	Page 17
Article 22.- Special resolutions, constitution and majorities	Page 17
Article 23.- Attendance and voting rights	Page 18
Article 24.- Representation	Page 19
Article 25.- Chairmanship of the General Meeting	Page 19
Article 26.- Attendance list	Page 20
Article 27.- Deliberation and adoption of resolutions	Page 20
Article 28.- Right to information	Page 21
Article 29.- Minutes of the General Meeting of Shareholders	Page 22

CHAPTER II - Board of Directors

SECTION 1—General Provisions

Article 30.- Structure of the Company’s administration	Page 22

SECTION 2—Composition, Powers and Functioning of the Board of Directors

Article 31.- Number of Board members	Page 23
Article 32.- Qualitative composition of the Board	Page 24
Article 33.- Powers of administration and supervision	Page 25
Article 34.- Powers of representation	Page 25
Article 35.- Board meetings	Page 25
Article 36.- Operational aspects of the meetings	Page 26

SECTION 3—Concerning the Internal Bodies and Positions of the Board of Directors

Article 37.- Committees of the Board of Directors	Page 27
Article 38.- Delegate Committee	Page 27
Article 39.- Audit and Control Committee	Page 28
Article 40.- President and Vice-Presidents	Page 30
Article 41.- Managing Directors	Page 30
Article 42.- Secretary and Vice-Secretary	Page 30

SECTION 4—Of the Status of Directors

Article 43.- Duration of the position and covering vacancies	Page 31
Article 44.- General duties of the Directors	Page 32
Article 45.- Remuneration of the Administrators	Page 32

SECTION 5—Of the Annual Report on Corporate Governance and the Website

Article 46.- Annual Report on Corporate Governance	Page 33
Article 47.- Website	Page 34

PART V

The Financial Year and the Annual Accounts

Article 48.- Financial year	Page 36
Article 49.- Annual Accounts	Page 36
Article 50.- Audit	Page 37
Article 51.- Approval of the accounts	Page 38
Article 52.- Application of profits	Page 38
Article 53.- Interim dividends	Page 39
Article 54.- Deposit of the Annual Accounts	Page 40

PART VI

Winding-Up and Liquidation

Article 55.- Winding-up of the Company	Page 40
Article 56.- Liquidation of the Company	Page 40

PART I

Denomination, Purpose, Registered Office and

Duration of the Company

Article 1.- Denomination

The Company is denominated REPSOL YPF, S.A. and is governed by the present Articles of Association, its Internal Regulations, as well as the provisions on legal governance of Joint-Stock Public Corporations, and the general provisions of law in force which may be applicable thereto.

Article 2.- Business purpose

2.1.	The company’s business purpose is:

I.	The research, exploration, exploitation, importing, storage, refining, petrochemistry and other industrial operations, transport, distribution, sale, exportation and marketing of hydrocarbons of any kind, their by-products and residues.

II.	The research and development of sources of energy other than those deriving from hydrocarbons and the exploitation, manufacture, importation, storage, distribution, transport, sale, exportation and marketing thereof.

III.	The exploitation of real-estate property and of the industrial property and technology owned by the Company.

IV.	The marketing of all kinds of products in installations attached to service stations and petrol pumps and through the marketing networks established for the products manufactured by the Company, as well as the provision of services linked to the consumption or use of the latter.

V.	The provision to subsidiaries of such services as planning, commercial management, factoring and technical or financial assistance, except for those activities that are legally reserved for financial or credit institutions.

2.2.	The activities that comprise the business purpose may be carried out by the Company wholly or partially indirectly, in any of the forms permitted by law and, in particular, through the holding of shares or interests in companies with the same or a similar purpose.

Article 3.- Registered office

The registered office is established in Madrid, at No. 278, Paseo de la Castellana. The Board of Directors has the power to transfer it anywhere within the same municipality and to establish offices, branch offices, agencies, representations or sections of any kind and in any locality, whenever this is considered to be in the interests of the company’s progress.

Article 4.- Duration

The duration of the Company will be indefinite. It commenced its business activities on the date of its incorporation.

PART II

Capital Stock and Shares

Article 5.- Capital

The capital stock amounts to ONE THOUSAND TWO HUNDRED TWENTY MILLION EIGHT HUNDRED SIXTY THREE THOUSAND FOUR HUNDRED SIXTY THREE EUROS (1,220,863,463 euros) and is fully subscribed and paid-up.

Article 6.- Shares

The capital stock is made up of ONE THOUSAND TWO HUNDRED TWENTY MILLION EIGHT HUNDRED SIXTY THREE THOUSAND FOUR HUNDRED SIXTY THREE SHARES (1,220,863,463 shares) with a nominal value of ONE EURO (1 euro) each, all of the same class, which will be represented by accounting entries. The shares representing the capital stock are considered as securities and are subject to Stock Market regulations.

The shares represented by means of accounting entries are established as such by virtue of their entry in the corresponding accounting records, which will show the details given in the issue deed and whether or not they are fully paid-up, as the case may be.

The competency to exercise the rights of shareholder, including that of transfer, as the case may be, is obtained through the entry in the accounting records, which presumes lawful ownership and authorizes the registrar holder to demand the Company to regard said person as a shareholder. Such competency may be evidenced by exhibiting the appropriate certificates issued by the entity responsible for keeping the accounting records.

Should the Company make any payment in favour of the supposed legitimate holder, it shall be released, although said holder may not be the real holder of the share, provided that the Company has acted in good faith and without any gross negligence.

Article 7.- Shareholders’ rights

The share confers the condition of shareholder on its legitimate holder and gives him the rights recognized in the Law and in the present Articles of Association:

In the terms established in the Law and save in those cases contemplated therein, the shareholder has at least the following rights:

a)	The right to share in the distribution of the business profits and in the assets resulting from liquidation.

b)	The right to preferential subscription in the issue of new shares or convertible bonds.

c)	The right to attend and vote at the General Meetings of Shareholders and to impugn company resolutions.

d)	The right to information.

Article 8.- Non-voting shares

The Company may issue non-voting shares with a nominal value not exceeding one half of the paid-up capital stock.

The holders of non-voting shares shall be entitled to receive a minimum annual dividend of five per cent of the paid-up capital for each non-voting share, as well as the other rights established by the Law. After the minimum dividend has been resolved, the holders of non-voting shares shall be entitled to the same dividend as that corresponding to ordinary shares.

Article 9.- Capital calls and default by the Shareholder

The shareholder is obliged to pay the part of the capital not paid up in the manner and terms decided upon by the Board of Directors.

Any shareholder who has not paid such calls within the period established for said payment of unpaid capital shall be in default.

Shareholders in arrears with the payment of calls on share capital may not exercise their voting right. The amount of their shares shall be deducted from the capital stock for the calculation of the quorum.

Neither shall defaulting shareholders be entitled to receive dividends or to preferential subscription in new shares or convertible bonds. Once the amount of the capital calls has been paid, together with the owed interests, the shareholder may claim the payment of the dividends not prescribed, but may not claim the right to preferential subscription if the period for exercising it has already expired.

When the shareholder is in default, the Company may, as appropriate and in view of the nature of the unpaid contribution, claim the fulfillment of the payment obligation, with payment of the legal interest and any damages caused by the delayed payment, or transfer the shares for account and risk of the defaulting shareholder or file summary proceedings for collection against the assets of the shareholder in order to collect in cash the undelivered unpaid part of the capital together with the interest.

Should the Company have opted to transfer and the sale is not possible, the share shall be redeemed, with the consequent reduction of capital, any sums already received on account of the share being retained by the Company.

The buyer of the unpaid share shall be jointly and severally liable with all preceding transferors, and at the election of the Company’s Directors, for payment of the unpaid part.

The liability of the transferors shall last for three years as from the date of the respective transference.

Article 10.- Documentation of shares

The shares issued must be recorded in the corresponding issue deeds which will indicate: the name, number of shares, nominal value and other terms and conditions of the shares included in the issue. In respect of such shares, the Company must comply with Stock Market regulations.

Article 11.- Joint ownership and real property rights on shares

The rules regulating joint ownership, usufruct, pledging and attachment of the Company’s shares shall be as determined in Sections 66 to 73 of the Revised Text of the Joint-Stock Companies Act and other complementary provisions.

Article 12.- Modification of the capital

The capital stock may be increased or reduced once or several times, subject to compliance with applicable legal requirements.

The capital increase may be made by issuing new shares or raising the nominal value of the old shares, and in both cases the consideration may be made in the form of monetary contributions, including set-off of receivables, non-monetary contributions or the conversion of distributable reserves or profits. The capital increase may be made partly against new contributions and partly against distributable reserves.

If the capital increase is not fully subscribed within the specified time, the capital shall be increased by the amount actually subscribed, unless otherwise provided in the corresponding resolution.

The General Meeting may delegate to the directors the power to resolve, on one or several occasions, to increase the capital up to a given sum, as and when it may deem fit, within the limits established in law. This delegation may include the power to supress the preferential subscription right.

The General Meeting may also delegate to the directors the power to decide the date on which the resolution already adopted to increase the capital is to be put into effect and to establish any conditions not specified by the general meeting.

Article 12 Bis.- Preferential subscription right

In any capital increase involving the issue of new shares, the existing shareholders and holders of convertible bonds may exercise the right to subscription in the new issue to a number of shares in proportion to the nominal value of the shares already held or to those that would correspond to holders of convertible bonds should conversion be carried out at that time, within the time limit established for that purpose by the General Meeting of Shareholders or by the Board of Directors, which may not be less than the time period established by applicable law in force at the time.

The General Meeting, or the Board of Directors as the case may be, that resolves to increase the capital may resolve to fully or partially supress the preferential subscription right of shareholders and holders of convertible debentures, for reasons of corporate interest.

In particular, corporate interest may justify supression of the preferential subscription right whenever this is necessary to facilitate (i) the acquisition by the company of any assets (including stocks and shares in companies) that may be convenient for the company’s business purpose; (ii) the placement of new shares on foreign markets permitting access to sources of financing; (iii) the capture of resources through the use of placement techniques based on prospecting demand with a view to maximizing the issue price of the shares; (iv) incorporation of an industrial or technological partner; or (v) in general, any operation that may be convenient for the company.

Existing shareholders and convertible debentureholders will have no preferential subscription right when the capital increase is made to convert debentures into shares, for the takeover of another company or part of the assets spun off from another company, or when the company has made a takeover bid, the consideration of which is, entirely or partly, to be paid in the form of shares issued by the company.

PART III

Debentures

Article 13.- Debentures

The Company may issue numbered series of debentures or other securities which acknowledge or create a debt, pursuant to the provisions of the applicable legislation on the subject. All such securities will be subject to the regulations established with regard to debentures by prevailing legal provisions and may be represented by entries on account or nominative or bearer certificates and may be simple or mortgage-backed.

PART IV

Corporate Bodies

Article 14.-

The governing bodies of the Company are the General Meeting of Shareholders and the Board of Directors.

SECTION I

Concerning the General Meeting of Shareholders

Article 15.- The General Meeting of Shareholders

The shareholders constituted as a General Meeting of Shareholders, duly convened, shall decide by majority vote on all matters within the competence of the Meeting. All shareholders, including those who are dissident or those who have not taken part in the meeting, are bound by the resolutions of the General Meeting of Shareholders.

Specific Regulations for the General Meeting of Shareholders shall regulate, consistent with the Law and these Articles of Association, the matters failing under the General Meeting of Shareholders’ authority.

Article 16.- Types of General Meeting

General Meetings of Shareholders may be ordinary or extraordinary.

Article 17.- Ordinary General Meeting

The Ordinary General Meeting of Shareholders, previously convened for the purpose, must meet within the first six months of each financial year to consider the management of the company, approve the accounts for the previous year, as the case may be, and decide on the application of the results.

The General Meeting may also adopt resolutions on any other matters submitted for its consideration.

Article 18.- Extraordinary General Meeting

Any General Meeting other than that contemplated in the previous article will be considered as an Extraordinary General Meeting.

Article 19.- Call of the General Meeting

The Ordinary or Extraordinary General Meetings of Shareholders must be convened by the Board of Directors by means of a notice published in the Official Bulletin of the Commercial Registry and in one of the daily newspapers with the widest circulation in the province in which the Company has its registered office, at least one month prior to the date fixed for the meeting, save when the law stipulates different notice, in which cases such legal provisions will be applicable.

The announcement will give the date of the meeting at the first call and all the matters that are to be discussed. It may also mention the date at which the Meeting will be held at a second call, if pertinent.

A period of at least twenty-four hours must elapse between the first and second sessions.

If a duly convened General Meeting should not be held at the first call and the notice has given no indication of the date for a second call, this must be announced with the same publicity requirements as the first, within the fifteen days following the date of the General Meeting not held and eight days prior to the date of the meeting.

Shareholders representing at least five per cent (5%) of the capital stock may request the publication of a supplemental notice of call to the general meeting, including one or several items on the agenda. This request shall be sent through any certifying means, evidencing that they hold the required stake, to be received at the registered office within five days after publication of the original notice of call. The supplemental notice of call shall be published at least fifteen days prior to the date for which the general meeting is scheduled.

Article 20.- Power and obligation to call

The Board of Directors may convene the Extraordinary General Meeting of Shareholders whenever it is considered to be in the Company’s interests.

It must also convene the General Meeting whenever requested by shareholders who hold at least five per cent of the capital stock, indicating in the request the matters to be discussed at the Meeting. In this case, the Board of Directors shall call the meeting within no more than fifteen days after being required through notarial channels to do so, giving the minimum notice stipulated in law.

The Board of Directors shall draw up the agenda, necessarily including the matters that have given rise to the request.

Article 21.- Constitution of the General Meeting

The General Meeting of Shareholders will be validly constituted at the first call when the shareholders present or represented hold at least twenty-five per cent of the subscribed voting capital.

At the second call, the constitution of the Meeting will be valid irrespective of the capital attending the same.

Article 22.- Special resolutions, constitution and majorities

In order that the General Meeting, whether ordinary or extraordinary, may validly resolve on the issue of debentures, the increase or reduction of capital, the transformation, merger, demerger or dissolution of the Company and, in general, any modification of the Articles of Association, it must be attended, at the first call, by shareholders, present or represented, who hold at least fifty per cent (50%) of the subscribed voting capital. At the second call, it will be sufficient for twenty-five per cent (25%) of the said capital to be present.

When the General Meeting is attended by shareholders representing less than fifty per cent (50%) of the subscribed voting capital, the resolutions referred to in the first paragraph of this article may only be legally adopted by the vote in favour of two thirds of the capital present or represented at the Meeting.

Special resolutions for modifying the last paragraph of article 27 of the Articles of Association relating to the maximum number of votes that may be voted at the General Shareholders Meeting by a single shareholder or by companies belonging to the same Group, as well as resolutions to modify this special provision, shall require in both the first and second call the affirmative vote of 75% of the Company’s voting capital stock present or represented at the General Meeting.

Article 23.- Attendance and voting rights

The General Meeting of Shareholders may be attended by shareholders holding any number of shares, provided that these are recorded in the corresponding accounting record five days prior to the meeting, and that they obtain in the manner stipulated in the call, the relevant attendance card proving the fulfillment of said requirements, which will be issued with a nominative character by the legally authorized entities.

The members of the Board of Directors should attend the General Meetings of Shareholders.

The Company’s directors, managers and technical staff may attend the General Meetings of Shareholders when invited to do so by the Board of Directors.

The Chairman may authorize the attendance of any other person as he shall deem fit, although the General Meeting of Shareholders may revoke such authorization.

The procedures and systems for counting the votes on the proposed resolutions shall be established in the Regulations of the General Shareholders Meeting.

Pursuant to the Regulations for the Meetings, voting on the proposals included in the agenda at any General Meeting of Shareholders may be delegated or exercised by a shareholder through the mail, electronically, or by any other remote communication media, provided the identity of the person casting the vote is duly verified. Shareholders casting remote votes must be counted as present for purposes of convening the Meeting.

Article 24.- Representation

All shareholders entitled to attend may have themselves represented at a General Meeting of Shareholders by another person, who need not be a shareholder.

The representation must be conferred in writing or by remote communication, provided the identity of the persons so acting is duly verified. The representation must in all cases be conferred specially for each Meeting save as stipulated in Article 108 of the Joint-Stock Companies Act. All the foregoing must be consistent with the legally prescribed procedures and the Regulations for Meetings.

Article 25.- Chairmanship of the General Meeting

The General Meeting of Shareholders shall be presided over by the Chairman of the Board of Directors or, in his absence, by the Vice-Chairman and, in the absence of both, by the shareholder elected in each case by the shareholders present at the Meeting.

The Chairman shall submit the business included on the agenda for discussion and direct the debates to ensure that the meeting proceeds in an orderly fashion. He shall have the necessary powers of order and discipline for this purpose and may order the expulsion of anyone who disturbs the normal progress of the meeting, or even order a temporary suspension of the meeting.

The Chairman shall be assisted by a Secretary, who shall be the Secretary of the Board of Directors or, in his absence, by the Assistant Secretary of the Board, and in the absence of the latter, whoever is elected by the General Meeting itself.

The General Committee presiding the Meeting shall be composed of the Board of Directors.

Article 26.- Attendance list

Before commencing discussion of the Agenda, an attendance list will be drawn up, indicating the nature or representation of each person present and the number of shares, owned or represented, with which they attend.

The attendance list may also be drawn up by means of files or on computer software. In such cases, the means used shall be indicated in the minutes of the meeting and the appropriate identification shall be affixed to the sealed cover of the file or software, signed by the Secretary and endorsed by the Chairman.

At the end of the list, the number of shareholders present or represented will be calculated, as well as the amount of capital held by them, specifying that which corresponds to the shareholders with voting rights.

The Chairman is responsible for appointing, should he so deem fit, two or more shareholder-scrutineers, who shall assist the General Committee in drawing up the attendance list and, if necessary, in counting the votes.

Article 27.- Deliberation and adoption of resolutions

After the meeting has been declared open, the Secretary shall read out the points on the agenda.

Following the speech of the Chairman of the Board of Directors and of those persons authorized by him, the Chairman shall give the floor to any shareholders who request it, directing and maintaining the debate within the limits of the agenda, except as provided in sections 131 and 134 of the Revised Text of the Joint-Stock Companies Act. The Chairman will close the debate when he considers that the matter has been sufficiently discussed, and will then proceed to put the various proposals for resolutions to the vote.

Resolutions shall be adopted with the favorable vote of the majority of the voting capital present and represented at the General Meeting, with the exceptions contemplated in the Law and in these Articles of Association.

The maximum number of votes to be cast at a General Meeting of Shareholders by a sole shareholder or by the companies appertaining to the same Group of companies will be 10 per cent of the total share-capital with voting rights. To this extent it is understood that companies controlled by another company, as defined by article 4 of the “Ley de Mercado de Valores” (Securities Market Act) of July 28th, 1988 in force, appertain to the same Group of companies. The vote limitation established by this article will not prevent the total number of shares attending the meeting from being counted to determine whether a quorum is present.

Article 28.- Right to information

The shareholders may request in writing prior to any General Meeting or verbally during the same, such reports or clarifications as they may consider necessary with regard to the matters included on the agenda. The Board of Directors shall be obliged to provide such reports or clarifications, save in those cases in which, in the Chairman’s opinion, publicizing the details requested would go against the Company’s interests.

This exception shall not be applicable when the request is supported by shareholders who represent at least one quarter of the capital.

Article 29.- Minutes of the General Meeting of Shareholders

The minutes of the General Meeting may be approved by the Meeting itself at the end of the session, or otherwise within a period of fifteen days, by the Chairman of the General Meeting and two scrutineers, one representing the majority and the other representing the minority.

The minutes, approved by either method, shall be enforceable as from the date of their approval.

Should a General Meeting be held with the presence of a notary public required by the Board of Directors to issue a certificate, pursuant to section 114 of the Joint-Stock Companies Act, the notarial certificate shall be considered as the minutes of the General Meeting, and shall not, therefore, require its approval.

CHAPTER II

Board of Directors

SECTION 1

General Provisions

Article 30.- Structure of the Company’s administration.

The Company shall be administered and governed by the Board of Directors.

The Board of Directors shall approve the Regulations of the Board of Directors which shall contain the rules governing the functioning and internal regime on applying the legal and statutory provisions. The General Shareholders’ Meeting shall be informed of the approval of the Regulations of the Board of Directors and their later amendments.

The Regulations of the Board shall take into consideration and adapt to the specific circumstances and needs of the Company the principles and rules contained in the recommendations of Good Governance that are most highly regarded at any particular time. This indication is merely for guidance purposes and in no case shall it deprive the Board of its powers or responsibilities of self-governance.

SECTION 2

Composition, Powers and Functioning of the Board of Directors

Article 31.- Number of Board Members

The Board shall be made up of a maximum number of sixteen members and a minimum of nine.

The General Shareholders’ Meeting is responsible for determining the number, appointing and removing the Board Members.

The Board Members shall be elected by means of a vote. For this purpose, the shares that are voluntarily grouped, up to a total in capital that is equal or greater than the result of dividing the latter by the number of Board Members, shall be entitled to appoint those who, exceeding whole fractions, are deducted from the corresponding proportion. In the case that use is made of this power, the shares grouped in this way shall not take part in the appointment of the remaining members of the Board.

Article 32.- Qualitative composition of the Board

The classification is as follows:

a)	Executive Directors are those who carry out executive or top management functions in the Company. In any case, those members will be classified as executive Directors who have permanently delegated general powers of the Board or are bound by top management or service provision contracts whose purpose is to provide executive services under a full-time regime.

b)	Institutional External Directors are those who are proposed by holders of significant stable shares in the capital of the Company, who represent a strategic value for the latter.

c)	Independent External Directors are those who are not included in the two previous categories, appointed due to their renowned personal and professional prestige and their experience and knowledge in order to exercise their functions, not bound to the executive team or to significant shareholders.

Without this affecting the sovereignty of the General Shareholders’ Meeting nor reducing the efficacy of the proportional system, which must be observed when shares are grouped as provided by the Joint Stock Companies Act, the General Shareholders’ Meeting, and the Board of Directors in using its powers of proposal to the Shareholders’ Meeting and of co-opting in order to cover vacancies, shall ensure that, in the composition of the Board of Directors, the number of outside or non-executive Directors shall constitute an ample majority with respect to the executive Directors.

Article 33.- Powers of administration and supervision

The Board of Directors shall be responsible for the governance, direction and administration of the business and interests of the Company in all that which is not especially reserved by Law for the authority of the General Shareholders’ Meeting. Notwithstanding this, in general it will entrust the management of the ordinary business of the Company to the group bodies and management team and will concentrate its activity on the general function of supervision and on considering those matters of particular importance to the Company, although its Regulations shall develop those powers reserved for the Board of Directors.

Article 34.- Powers of representation

The Board of Directors is responsible for representing the Company in and out of legal proceedings. This representation shall be extended, without any limitation, to all those acts contained within the Company purpose.

Similarly, the President of the Board of Directors also has the authority to represent the Company.

The power of representation of delegated bodies shall be governed by that established in the delegation agreement.

Article 35.- Board Meetings

The Board shall meet at least six times per year and as many other times as called by the President or whoever is acting on his or her behalf and also when this is requested by the majority of the Directors. The meetings shall take place ordinarily at the company registered office but may also be held at another location, which shall be determined by the President and indicated in the announcement.

Exceptionally, if no Director is opposed to this, the Board may be constituted in writing and without meeting. In this last case, the Directors may send their votes by email, as well as any considerations they wish to be recorded in the minutes.

The Board meeting may also be held in various rooms simultaneously, provided interactivity and inter-communication in real time between them is ensured by audiovisual or telephonic means and, consequently, the unity of the act. In this case, the connection system and, should it be the case, the places where the technical media are available that are required in order to attend and participate in the meeting shall be noted in the announcement. The resolutions shall be considered as adopted in the place where the President is located.

Article 36.- Operational aspects of the meetings

The Board of Directors shall be validly constituted when half plus one of its components attend the meeting, either in person or represented. Each Director may confer his or her representation onto another.

The President shall organize the debate in accordance with the Agenda, promoting the participation of all Directors in the deliberations and ensuring the body is duly informed. To this end, the President may invite officers and specialists of the Company to take part in the meeting, with voice but without vote, as well as any external experts that are considered suitable.

Except in those cases in which other higher voting majorities have been established, the resolutions shall be adopted by absolute majority of the participants. In the case of a draw, the vote of the President or whoever is acting on his or her behalf shall be decisive. The minutes of the Board shall be recorded in the book especially designated for this purpose and shall be signed by the President and the Secretary.

SECTION 3

Concerning the Internal Bodies and Positions of the Board of Directors

Article 37.- Committees of the Board of Directors

The Board of Directors may set up, within its members, any executive or advisory bodies it deems appropriate to deal with matters under its authority, appointing the Directors that must form a part thereof.

In any case, an Audit and Control Committee and an Appointment and Remuneration Committee shall be set up.

Article 38.- Delegate Committee

The Board may appoint a Delegate Committee, which shall be made up of the President of the Board, who shall preside over the Committee, and maximum seven Directors. The member acting as Secretary to the Board shall act as Secretary to the Committee.

The permanent delegation of any powers of the Board of Directors to the Delegate Committee and the appointment of the Directors that are to comprise the Delegate Committee shall require the favorable vote of two thirds of the components of the Board.

The Board may delegate all its powers permanently to the Delegate Committee except those that may not be delegated by law.

The Delegate Committee shall meet as many times as called by the President or requested by the majority of its members. It may adopt definitive resolutions in all those areas delegated to it by the Board of Directors, informing the latter in the first meeting held, also being able, in the case of emergency, to adopt decisions on other subjects that may be delegated, which shall be submitted for the Board’s approval and ratification.

Article 39.- Audit and Control Committe

The Company shall have an Audit and Control Committee made up of at least three Directors appointed by the Board of Directors who shall have the capacity, experience and dedication required to carry out their functions. All the members of the Committee shall be external or non-executive Directors. The President of the Committee shall be chosen from among its members, who must be replaced every four years but may be re-elected one year after having ceased in this position.

The Committee shall serve as support for the Board of Directors in its tasks of vigilance by means of the periodic review of the process of drawing up the economic-financial information, of the internal controls of the Company and of the independence of the External Auditor.

The Committee shall have, among others, the following responsibilities:

1.	To provide information at the General Shareholders’ Meeting concerning the issues raised by shareholders in the areas of its responsibility.

2.	To propose to the Board of Directors, to be submitted to the General Shareholders’ Meeting, the appointment of the External Account Auditors, referred to in article 204 of the Refunded Text of the Joint Stock Companies Act, approved by Royal Decree-Law 1564/1989, of the 22nd of December.

3.	To supervise internal Audit services.

4.	To know the process of financial information and the internal control systems of the Company.

5.	To maintain a relationship with the external auditors in order to receive information on those issues that may endanger the independence of the latter and any other issue related to the process of carrying out the Account Audit, as well as other communications established in Account Auditing legislation and technical Auditing regulations.

6.	Any other function of informing and proposing charged to it by the Board of Directors of a general or particular nature.

The Audit and Control Committee shall meet with the frequency determined and each time by the announcements of its President or the request of two of its members. Any member of the management team or staff of the Company required to do so must attend the meetings of the Committee and provide collaboration and access to the information held by this person. In order to comply with its functions the Committee shall have the necessary resources at its disposal in order to function independently. The Committee shall adopt its decisions or recommendations by a majority of votes.

The Board of Directors shall develop the powers and regulations concerning the functioning of the Audit and Control Committee.

Article 40.- President and Vice-Presidents

The Board chooses a President and one or more Vice-Presidents, who shall replace the President in the order determined by their appointment. Should all of these be absent, the oldest Director shall act as President.

The President of the Board of Directors shall announce and preside over the meetings of the Board of Directors and of the Delegate Committee, shall direct the deliberations of the Company bodies over which he or she presides, shall ensure faithful compliance with the resolutions adopted by these bodies, shall authorise minutes and certificates with his or her approval and, in general, shall carry out those actions that are appropriate for the suitable functioning of the body.

The President may also hold the position of top executive of the Company. The Board of Directors is responsible for determining if the President must also hold this position.

Article 41.- Managing Directors

The Board may also appoint one or more Managing Directors. Similarly, notwithstanding the empowerments that may be conferred on any person by the Board or the Delegate Committee, it may also delegate powers to Managing Directors.

The permanent delegation of any power of the Board of Directors to Managing Directors, and the appointment of the Directors that are to occupy these positions, shall require the favorable vote of two thirds of the components of the Board.

Article 42.- Secretary and Vice-Secretary

The Board is also responsible for choosing the Secretary and, should it be the case, the Vice-Secretary. In either case they may or may not be Directors.

The Secretary shall watch over the formal and material lawfulness of the Board’s actions and see that the procedures and rules of governance of the company are respected.

In the absence of the Secretary, the Vice-Secretary shall act on his or her behalf and may exercise any of his or her powers, including those of signing minutes and issuing certificates. Should both be absent, the youngest Director from those attending the meeting shall act as Secretary.

SECTION 4

Of the Status of Directors

Article 43.- Duration of the position and covering vacancies

The duration of the position of Director shall be four years.

The appointment of the Administrators shall expire when, the period of four years being completed, a General Shareholders’ Meeting has been held or the legal period has passed for holding the Ordinary General Shareholders’ Meeting.

If vacancies should arise during the period for which the administrators were appointed, the Board may appoint, from among the shareholders, those persons to occupy these positions until the next General Shareholders’ Meeting is held.

The position of Director may be resigned, revoked or re-elected, once or more times, for periods of equal duration.

Proposals for the appointment or re-election of directors put to the general meeting by the board, and appointments by co-option, shall be approved by the board (i) upon recommendation by the Nomination and Compensation Committee, in the case of independent directors, or (ii) subject to a prior report by the Nomination and Compensation Committee, for all other directors.

Article 44.- General duties of the Directors

The Directors must comply with the duties imposed on them by law and these Articles of Association, as well as those required by the internal Regulations of the Company. In particular, they shall carry out their position with the diligence of a competent businessperson and a loyal representative, attending to the legal duty of diligent administration. They shall also comply with the duties of fidelity, loyalty, fidelity and secrecy in the manner required by law.

The Regulations of the Board shall establish both the general and specific obligations of the Directors, deriving from the duties of confidentiality, non-competition, loyalty, uses of information and company assets and business opportunities, placing particular attention on situations of conflict of interest.

Article 45.- Remuneration of the Administrators

Directors, in their position as members of the Board of Directors and due to their carrying out the function of supervision and group decision as befits this body, shall be entitled to receive from the Company an amount equivalent to 1.5% of the clear profit, which may only be allocated after attending to the requirements of the legal reserve and others that may be compulsory, and of providing the shareholders with a dividend of at least 4%. The Board of Directors is responsible for fixing the exact amount to be paid within this limit, as well as its distribution among the various Directors, taking into account the positions held by each Director on the Board and its committees. The Company is authorised to make advance payments on account of future participation in profits.

Directors may be additionally remunerated by means of granting company shares, share options or other securities giving the right to obtain shares, or through remunerative systems linked to the stock market value of the shares. The application of these systems must be approved by the General Shareholders’ Meeting, which shall determine the value of the shares to be taken as a reference, the number of shares to be given to each Director, the exercise price of any option rights, the period the agreed system should last and as many conditions as deemed appropriate.

The payments established by this article shall be compatible with and independent of the salary, remuneration, termination compensation, pension or compensation of any kind established for those members of the Board of Directors who carry out executive functions, whatever the nature of their relationship with the Company, be it employment (common or special of top management), commercial or for the provision of services. Information regarding these remunerations shall be disclosed in the Annual Report and in the Annual Report on Corporate Governance.

The Company may take out an insurance policy covering civil liability for the Directors and members of the management team.

SECTION 5

Of the Annual Report on Corporate Governance and the Website

Article 46.- Annual Report on Corporate Governance

Every year the Board of Directors, with a prior report from the Audit and Control Committee, shall approve the Company’s annual report on corporate governance including the legally required references, together with those deemed appropriate, if any.

The Annual Report on Corporate Governance shall be approved prior to publishing the call for the Ordinary General Shareholders’ Meeting of the Company for the fiscal year in question, and shall be placed at the disposal of the shareholders on the Company website no later than the day on which the call for the Ordinary General Shareholders’ Meeting that is to decide on the annual accounts corresponding to the fiscal year referred to by the Annual Report on Corporate Governance is published.

Article 47.- Website

The Company shall maintain a Website in order to inform shareholders, including the documents and information established by Law and at least the following:

1.	The Articles of Association.

2.	The Regulations of the General Shareholders’ Meeting.

3.	The Regulations of the Board of Directors and, should it be the case, the Regulations of the Committees of the Board of Directors.

4.	The annual report.

5.	The internal code of conduct on the stock market.

6.	The corporate governance reports.

7.	The documents concerning the Ordinary and Extraordinary General Shareholders’ Meetings, with information on the Agenda, the proposals made by the Board of Directors, as well as any relevant information that the shareholders may require for casting their vote.

8.	Information on the General Shareholders’ Meetings already held and, in particular, on the composition of the General Shareholders’ Meeting at the time it was constituted, resolutions adopted expressing the number of votes given and the result of the voting on each of the proposals included on the Agenda.

9.	The flow of communication between the Company and the shareholders, and, in particular, the explanations pertinent to the exercising of the right to information of the shareholders, indicating the postal and electronic mailing addresses to which shareholders may send their communications.

10.	The means and procedures for conferring representation at the General Shareholders’ Meeting.

11.	The means and procedures for exercising remote voting including, should it be the case, the forms to certify attendance and remote voting by electronic means at the General Shareholders’ Meetings.

12.	The key facts communicated to the National Stock Markets Commission.

13.	The following information on the directors: (i) professional and biographic profile, (ii) list of other boards they serve on, (iii) type of director, indicating in the case of institutional directors the shareholder they represent or with which they have ties, (iv) the dates of their first and subsequent appointments as directors of the company, and (v) the shares and stock options they hold in the company.

PART V

The Financial Year and the Annual Accounts

Article 48.- Financial Year

The Company’s financial year will commence on the lst of January and end on the 31st of December of each year.

Article 49.- Annual Accounts

Within a period not exceeding three months as from the close of the financial year, the Board of Directors must draw up the annual accounts, the management report and the proposal for the application of the profits and, as the case may be, the consolidated accounts and management report.

The annual accounts shall comprise the balance sheet, profit and loss account and the annual report. These documents, which form a unit, must be drawn up clearly, in such a way as to give a true reflection of the Company’s net worth, financial situation and results.

The annual accounts and the management report must be signed by all the Board members, and should the signature of any of the latter be omitted, this shall be indicated on each of the documents on which it is lacking, with an express indication of the cause.

The board shall endeavour to draw up the annual accounts such that they do not give rise to any reservations or qualifications in the auditors’ report. This notwithstanding, if the board considers that its criteria should be upheld, it shall publicly explain the contents and extent of the discrepancies.

Article 50.- Audit

The Annual Financial Statements and the Management Report must be reviewed by the External Auditors, appointed by the General Shareholders’ Meeting before the end of the fiscal year to be audited, for a set period of time that may not be less than three years nor more than nine years, to be counted as from the date on which the first fiscal year to be audited commences, and may be re-elected by the General Shareholders’ Meeting annually, once the initial period has ended.

The General Shareholders’ Meeting may appoint as Auditors one or more physical or legal persons who shall act jointly. When those appointed are physical persons, the Shareholders’ Meeting shall appoint as many replacements as main Auditors.

The Shareholders’ Meeting may not revoke the Auditors before the end of the period for which they have been appointed unless just cause is given.

If the General Shareholders’ Meeting does not comply with that established in this article, being required to do so, or the persons appointed do not accept the position or cannot fulfill their functions, the Board of Directors, the Bondholders’ Trustee or any shareholder may request the Mercantile Registrar of the company registered office to appoint the person or persons that must carry out the audit, pursuant to that established in the Regulations of the Mercantile Registry.

When there is just cause, the administrators of the Company and the persons that may legally request the appointment of the auditor may ask the Court of First Instance of the company registered office to revoke that appointed by the General Shareholders’ Meeting or by the Mercantile Registrar and another to be appointed.

Article 51.- Approval of the accounts

The annual accounts shall be approved by the General Meeting of Shareholders.

To this end, and following the call of the General Meeting, any shareholder may obtain from the Company, immediately and free of charge, the documents that are to be submitted for the approval of the Meeting and the report of the auditors. The notice of call shall mention this right.

Article 52.- Application of profits

The General Meeting shall decide on the application of the profits for the financial year in accordance with the approved balance sheet.

The distribution of dividends to ordinary shareholders will be carried out in proportion to the capital they have paid up, at the time and in the form of payment determined by the General Meeting; should no decision be made in this sense, the dividend shall be paid at the registered office as from the day following that of the resolution.

Dividends may only be distributed against the profits of the financial year or unrestricted reserves when the value of the net worth is not, or will not become as a result of distribution, less than the capital stock.

Should there be losses from previous years that would bring the value of the Company’s net worth to below the sum of the capital stock, the profits shall be applied to offset such losses.

Neither may profits be distributed until the preliminary expenses and those of research and development and goodwill entered under assets on the balance sheet have been fully written-off, unless the amount of available reserves is at least equal to the sum of non-amortized expenses.

A sum equal to 10% of the year’s profits shall be set aside for the legal reserve until this amounts to at least 20% of the capital stock. Until such time as it exceeds said limit, the legal reserve may only be applied for offsetting losses in the event that no other sufficient reserves are available for the purpose. The above is without prejudice to the provisions of section 157 of the Revised Text of the Joint-Stock Companies Act.

Finally, that part of the profits for the year resolved by the General Meeting shall be applied to voluntary reserves and to contribute to funds for constructions, new investments and contingencies.

After the above precautions have been taken and other applications stipulated in the Law and the Articles of Association have been covered, the distribution of dividends against the profits for the financial year or unrestricted reserves may be resolved in the amount decided by the General Meeting; any remainder shall be carried forward to the following financial year.

Article 53.- Interim dividends

The distribution of interim dividends to shareholders may only be resolved by the General Meeting or the Board of Directors under the following conditions: the Board of Directors shall draw up an accounting statement showing that there is sufficient liquidity for the distribution, and the amount to be distributed may not exceed the sum of the profits obtained since the close of the last financial year, after deducting the losses from previous years and the amounts to be set aside for legal and statutory reserves, as well as an estimation of the tax payable on said profits.

Article 54.- Deposit of the Annual Accounts

Within one month following the approval of the annual accounts, a certificate accrediting the resolutions of the General Meeting approving the accounts and the application of the profits shall be presented at the Commercial Registry corresponding to the registered office, for deposit, together with a copy of each of said accounts, the management report and the auditors’ report.

PART VI

Winding-Up and Liquidation

Article 55.- Winding-up of the Company

The Company shall be dissolved by resolution of the General Meeting, adopted according to article 22 of these Articles of Association and in the other events contemplated by prevailing legislation.

Article 56.- Liquidation of the Company

Once the Company has been dissolved, the period of liquidation shall commence, save in cases of total merger or demerger or any other of overall assignment of assets and liabilities.

From the moment that the Company is declared in liquidation, the representation of the Board of Directors shall cease, in the terms contemplated in the Revised Text of the Joint-Stock Companies Act, and the same General Meeting that has resolved the dissolution shall appoint an uneven number of persons to proceed with such liquidation and will draw up the rules for same, pursuant to the legal provisions in force.

On conclusion of the liquidation, the liquidators shall draw up the final balance sheet, which shall be inspected by the scrutineers, if they have been appointed. They shall also decide on the proportion of the corporate assets to be distributed per share.

This balance sheet shall be submitted for approval to the General Meeting and shall be published in the Official Bulletin of the Commercial Registry and in one of the more widely circulated daily newspapers in the province where the registered office is located.

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